As filed with the Securities and Exchange Commission on May 30, 2007.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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 MOHAWK INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	52-1604305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

160 S. Industrial Blvd., Calhoun, Georgia 30701
(706) 629-7721
 (Address, including zip code, of principal executive offices)
 Mohawk Industries, Inc. 2007 Incentive Plan
(Full title of the plan)

Frank H. Boykin Mohawk Industries, Inc. 160 S. Industrial Blvd. Calhoun, Georgia 30701 (706) 629-7721 (Name, address and telephone number of agent for service)	Copy to: Michael Stevens Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309 (404) 881-7970

______________________
 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,200,000 (1)	$97.16(2)	$310,912,000(2)	$9,545.00

(1)   Amount to be registered consists of an aggregate of 3,200,000 shares to be issued pursuant to the grant or exercise of awards to participants under the Mohawk Industries, Inc. (the "2007 Plan"), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2007 Plan.

(2)   Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Mohawk Industries, Inc. common stock reported on the New York Stock Exchange on May 25, 2007.

PART I           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)        The 2007 Plan prospectus, which constitutes Part I of this registration statement, will be delivered to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). The 2007 Plan prospectus and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)        Upon written or oral request, Mohawk Industries, Inc. (the "Company") will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Barbara M. Goetz, at the address and telephone number on the cover of this Registration Statement.

 PART II          INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference

            The following documents, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and deemed to be a part hereof:

(a)        The Company's Annual Report on Form 10-K for the year ended December 31, 2006;

(b)        All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006;

               (c)        The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed on January 29, 1992; and

(d)        All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

            Not applicable.

Item 5.            Interests of Named Experts and Counsel.

            Not applicable.

Item 6.            Indemnification of Directors and Officers

Article 11 of the Company's Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provides that the provision does not eliminate or limit liability for:

•         any breach of the director's duty of loyalty to the Company or its stockholders;

•         acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•         unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

•         any transaction from which the director derived an improper benefit.

Section 145 of the Delaware General Corporation Law, or DGCL, permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article 12 of the Company's Certificate of Incorporation provides for such indemnification.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. The Company has purchased such insurance.

         Section 145 of the DGCL further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Article XII of the Company's Bylaws contains provisions regarding indemnification that parallel those described above.

Item 7.            Exemption from Registration Claimed

            Not applicable.

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 Item 8.            Exhibits

            See the Exhibit Index, which is incorporated herein by reference.

Item 9.            Undertakings

(a)        The undersigned Company hereby undertakes:

                        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

                        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act  and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

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SIGNATURES

            Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calhoun, State of Georgia, on May 30, 2007.

MOHAWK INDUSTRIES, INC.
By: /s/ Jeffrey S. Lorberbaum
Jeffrey S. Lorberbaum
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Lorberbaum and Frank H. Boykin, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

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Signature	Title	Date
/s/Jeffrey S. Lorberbaum Jeffrey S. Lorberbaum	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 30, 2007
/s/Frank H. Boykin Frank H. Boykin	Chief Financial Officer and Vice-President - Finance (Principal Financial Officer)	May 30, 2007
/s/Thomas J. Kanuk Thomas J. Kanuk	Vice President and Corporate Controller (Principal Accounting Officer)	May 30, 2007
/s/Phyllis O. Bonanno Phyllis O. Bonanno	Director	May 30, 2007
/s/Bruce C. Bruckmann Bruce C. Bruckmann	Director	May 30, 2007
/s/Frans De Cock Frans De Cock	Director	May 30, 2007
/s/John F. Fiedler John F. Fiedler	Director	May 30, 2007
David L. Kolb	Director	, 2007
/s/Larry E. McCurdy Larry W. McCurdy	Director	May 30, 2007
Robert N. Pokelwaldt	Director	, 2007
/s/W. Christopher Wellborn W. Christopher Wellborn	Director	May 30, 2007
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EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1

Restated Certificate of Incorporation of the Company, as amended
 (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

4.2	Restated Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated February 23, 2006)
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of BDO Atrio Bedrijfsrevisoren Burg. CVBA
24.1	Power of Attorney (included on signature page)
99.1

Mohawk Industries, Inc. 2007 Incentive Plan (incorporated herein by reference to Appendix A of the Company's Definitive Proxy Statement on Schedule 14A (File No. 001-13697) filed with the Securities and Exchange Commission on April 9, 2007)

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